Exhibit 99.1
FOR IMMEDIATE RELEASE

Momentive Specialty Chemicals Inc. Announces First Quarter 2013 Results

COLUMBUS, Ohio - (May 14, 2013) - Momentive Specialty Chemicals Inc. (“Momentive Specialty Chemicals” or the “Company”) today announced results for the first quarter ended March 31, 2013. Results for the first quarter of 2013 include:

•	Revenues of $1.2 billion versus $1.2 billion in the first quarter of 2012.

•
Operating income of $45 million compared to operating income of $44 million for the prior year period. First quarter 2013 operating income reflected lower volumes and slightly higher selling, general and administrative costs, offset by decreased asset impairments, lower business realignment costs and the positive impact of savings from the shared services agreement with Momentive Performance Materials Inc. (“MPM”).

•
Net loss of $(4) million versus net loss of $(16) million in the prior year period. First quarter 2013 results reflect the same factors impacting operating income, a $32 million income tax benefit and a $6 million loss on extinguishment of debt.

•	Segment EBITDA totaled $105 million compared to $146 million during the prior year period.
“North American housing and our past restructuring initiatives, particularly in Europe, continued to drive strong results in our forest products business in the first quarter of 2013,” said Craig O. Morrison, Chairman, President and CEO. “We continued to experience softer results in our oilfield proppants business due to lower demand, although we believe this remains a long-term growth business for us. Demand for our specialty and base epoxy resins in the first quarter of 2013 also trailed the prior year results. Despite these headwinds, we continue to prudently balance our growth initiatives with our global cost reduction initiatives and the savings from the shared services agreement with MPM. As of the first quarter of 2013, we are working toward achieving $17 million of in-process cost savings that we expect to achieve over the next 12 to 15 months.”
“We were also pleased to successfully complete the refinancing of portions of our capital structure in the first quarter of 2013, which further extended our debt maturity profile. Following these transactions, we do not have any material debt maturities prior to 2018.”
Segment Results
Following are net sales and Segment EBITDA by reportable segment for the first quarter ended March 31, 2013 and 2012. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments.

 Net Sales to Unaffiliated Customers(1):

(In millions)	Three Months Ended March 31,
	2013	2012
Epoxy, Phenolic and Coating Resins	$765	$794
Forest Products Resins	427	442
Total	$1,192	$1,236

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.

Segment EBITDA:

(In millions)	Three Months Ended March 31,
	2013	2012
Epoxy, Phenolic and Coating Resins	$68	$114
Forest Products Resins	55	46
Corporate and Other (2)	(18)	(14)

(2)	For the three months ended March 31, 2012, the Company has reclassified approximately $3 of costs into Corporate and Other Segment EBITDA which were previously excluded.

Reconciliation of Segment EBITDA to Net Loss (Unaudited)

(In millions)	Three Months Ended March 31,
	2013	2012
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$68	$114
Forest Products Resins	55	46
Corporate and Other	(18)	(14)

Reconciliation:
Items not included in Segment EBITDA
Asset impairments	—	(23)
Business realignment costs	(9)	(15)
Integration costs	(3)	(5)
Other	(11)	(18)
Total adjustments	(23)	(61)
Interest expense, net	(74)	(65)
Loss on extinguishment of debt	(6)	—
Income tax benefit	32	2
Depreciation and amortization	(38)	(38)
Net loss	$(4)	$(16)
Refinancing Activities
In January 2013, the Company issued $1.1 billion aggregate principal amount of 6.625% First-Priority Senior Secured Notes due 2020 at an issue price of 100.75% (the “New First-Priority Senior Secured Notes”). The Company used the net proceeds of $1.108 billion ($1.1 billion plus a premium of $8 million) to repay approximately $910 million of term loans under the Company's senior secured credit facilities, to purchase and redeem $120 million principal amount of the Company's Floating Rate Second-Priority Senior Secured Notes due 2014, to pay related transaction costs and expenses and to provide incremental liquidity of $54 million. The New First-Priority Senior Secured Notes were issued as additional notes under the indenture governing the Company's existing 6.625% First-Priority Senior Secured Notes due 2020 and have the same terms as such notes.
In January 2013, the Company also issued $200 million aggregate principal amount of 8.875% Senior Secured Notes due 2018 (the “New Senior Secured Notes”). The New Senior Secured Notes were issued to lenders in exchange for loans of Momentive Specialty Chemicals Holdings LLC, which were retired in full. The New Senior Secured Notes were issued as additional notes under the indenture governing the Company's existing 8.875% Senior Secured Notes due 2018 and have the same terms as such notes.
Additionally, in late March 2013, the Company entered into a new $400 million asset-based revolving loan facility, which is subject to a borrowing base (the “ABL Facility”). The ABL facility replaced the $171 million revolving credit facility and the $47 million synthetic letter of credit facility under the Company's senior secured credit facilities. Collectively, the Company refers to these transactions as the “2013 Refinancing Transactions.”
Liquidity and Capital Resources
At March 31, 2013, Momentive Specialty Chemicals had total debt of approximately $3.8 billion compared to $3.5 billion at December 31, 2012. In addition, at March 31, 2013, the Company had $770 million in liquidity, comprised of $397 million of unrestricted cash and cash equivalents, $301 million of borrowings available under the ABL Facility and $72 million of borrowings available under additional credit facilities at certain international subsidiaries.
At March 31, 2013, the Company was in compliance with all covenants under the credit agreement that governs the ABL Facility. Momentive Specialty Chemicals expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.
 Outlook
“We continue to expect that our overall volumes will be moderately higher in 2013 compared to 2012,” Morrison said. “Our focus also remains on carefully managing liquidity and cash flows in 2013. Longer term, we believe our growth story will be driven by our diversified portfolio, our new product development initiatives and our steady expansion in high-growth markets. For example, we recently announced the successful start-up of our new acrylic resins plant in Thailand. In addition, our phenolic resins joint venture in China currently under production continues to progress as planned and is expected to begin operations by the end of 2013. We were also pleased to form a strategic joint venture, Momentive Specialty Chemicals Australia Pty Ltd, in January 2013 to serve forest products customers in Australia and New Zealand. We believe we are well positioned to capitalize on these additions to our global footprint going forward.”

Earnings Call
Momentive Specialty Chemicals Inc. will host a teleconference to discuss first quarter 2013 results on Tuesday, May 14, 2013, at 9 a.m. Eastern Time.
Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:
U.S. Participants: 800-706-7741
International Participants: 617-614-3471
Participant Passcode: 49735186
Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.momentive.com.
A replay of the call will be available for three weeks beginning at 12 p.m. Eastern Time on May 14, 2013. The playback can be accessed by dialing 888-286-8010 (U.S.) and + 617-801-6888 (International). The passcode is 37543585. A replay also will be available through the Investor Relations Section of the Company's website.
Covenant Compliance
The instruments that govern the Company's indebtedness contain, among other provisions, restrictive covenants (and incurrence tests in certain cases) regarding indebtedness, dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and, in one case, the maintenance of a financial ratio (depending on certain conditions).
The indentures that govern the Company's 6.625% First-Priority Senior Secured Notes, 8.875% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes (collectively, the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which restricts our ability to take certain actions such as incurring additional debt or making acquisitions if the Company is unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Adjusted EBITDA to Fixed Charges Ratio under the Secured Indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a LTM basis.
As indicated above, the Company's new ABL Facility, which is subject to a borrowing base, replaced our senior secured credit facilities in March 2013.  The financial maintenance covenant in the agreement governing the ABL Facility provides that if our availability under the ABL Facility is less than the greater of (a) $40 million and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time, the Company is required to have a Fixed Charge Coverage Ratio (measured on a LTM basis) of at least 1.0 to 1.0 as of the last day of the applicable fiscal quarter. The Fixed Charge Coverage Ratio under the agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on a LTM basis. As of March 31, 2013, the Company was not required to meet the minimum Fixed Charge Coverage Ratio because its availability under the ABL Facility was not below the level specified by the covenant. In any event, as of March 31, 2013, the Company's Fixed Charge Coverage Ratio exceeded such minimum ratio requirement.
Adjusted EBITDA is defined as EBITDA further adjusted for certain non-cash and non-recurring costs and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt agreement. The Company believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company's ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under accounting principles generally accepted in the United States of America (U.S. GAAP). Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense.

Reconciliation of Last Twelve Month Net Income to Adjusted EBITDA
The following table reconciles net income to EBITDA and Adjusted EBITDA, as calculated under certain of the Company's indentures, for the period presented:

(In millions)	March 31, 2013 LTM Period
Net income	$336
Income tax benefit	(395)
Interest expense, net	272
Loss on extinguishment of debt	6
Depreciation and amortization	153
EBITDA	372
Adjustments to EBITDA:
Business realignments (1)	29
Integration costs (2)	10
Other (3)	52
Cost reduction programs savings (4)	9
Savings from Shared Services Agreement(5)	8
Adjusted EBITDA	$480
Pro forma fixed charges (6)	$296
Ratio of Adjusted EBITDA to Fixed Charges (7)	1.62

(1)	Represents headcount reduction expenses and plant rationalization costs related to cost reduction programs and other costs associated with business realignments.

(2)	Primarily represents integration costs associated with the Momentive Combination.

(3)
Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, stock-based compensation, accelerated depreciation on closing facilities and realized and unrealized foreign exchange and derivative activity.

(4)	Represents pro forma impact of in-process cost reduction programs savings.

(5)	Primarily represents pro forma impact of expected savings from the shared services agreement with MPM in conjunction with the Momentive Combination.

(6)	Reflects pro forma interest expense based on interest rates at March 31, 2013, as if the 2013 Refinancing Transactions had taken place at the beginning of the period.

(7)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing certain notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of March 31, 2013, we did not satisfy this test. As a result, we are subject to restrictions on our ability to incur additional indebtedness and to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under our ABL Facility (available borrowings of which were $301 million at March 31, 2013).

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, changes in governmental regulations and related compliance and litigation costs, difficulties with the realization of cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., pricing actions by our competitors that could affect our operating margins, the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, and the other factors listed in the Risk Factors section of our most recent Annual Report on Form 10-K and in our other SEC filings, including our quarterly reports on Form 10-Q. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
About the Company
Based in Columbus, Ohio, Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.) is the global leader in thermoset resins. Momentive Specialty Chemicals Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Momentive Specialty Chemicals Inc. is an indirect wholly owned subsidiary of Momentive Performance Materials Holdings LLC.
About Momentive
Momentive Performance Materials Holdings LLC (“Momentive”) is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. Its technology portfolio delivers tailored solutions to meet the diverse needs of its customers around the world. Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Momentive and its products is available at www.momentive.com.
Contacts
Investors and Media:
John Kompa
614-225-2223
john.kompa@momentive.com

(See Attached Financial Statements)

MOMENTIVE SPECIALTY CHEMICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
(In millions)	2013	2012
Net sales	$1,192	$1,236
Cost of sales	1,049	1,064
Gross profit	143	172
Selling, general and administrative expense	92	85
Asset impairments	—	23
Business realignment costs	9	15
Other operating (income) expense, net	(3)	5
Operating income	45	44
Interest expense, net	74	65
Loss on extinguishment of debt	6	—
Other non-operating expense, net	5	2
Loss before income tax and earnings from unconsolidated entities	(40)	(23)
Income tax benefit	(32)	(2)
Loss before earnings from unconsolidated entities	(8)	(21)
Earnings from unconsolidated entities, net of taxes	4	5
Net loss	$(4)	$(16)

MOMENTIVE SPECIALTY CHEMICALS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	March 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents (including restricted cash of $3 and $18, respectively)	$400	$419
Short-term investments	6	5
Accounts receivable (net of allowance for doubtful accounts of $16 and $17, respectively)	613	527
Inventories:
Finished and in-process goods	307	262
Raw materials and supplies	122	105
Other current assets	90	81
Total current assets	1,538	1,399
Investment in unconsolidated entities	54	42
Deferred income taxes	383	348
Other assets, net	135	109
Property and equipment:
Land	89	90
Buildings	301	305
Machinery and equipment	2,372	2,384
	2,762	2,779
Less accumulated depreciation	(1,618)	(1,612)
	1,144	1,167
Goodwill	167	169
Other intangible assets, net	89	91
Total assets	$3,510	$3,325
Liabilities and Deficit
Current liabilities
Accounts payable	$503	$418
Debt payable within one year	61	76
Interest payable	90	63
Income taxes payable	7	4
Accrued payroll and incentive compensation	48	40
Other current liabilities	124	129
Total current liabilities	833	730
Long-term liabilities
Long-term debt	3,727	3,419
Long-term pension and post employment benefit obligations	304	309
Deferred income taxes	19	18
Other long-term liabilities	169	166
Total liabilities	5,052	4,642
Commitments and contingencies
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at March 31, 2013 and December 31, 2012	1	1
Paid-in capital	520	752
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Note receivable from parent	—	(24)
Accumulated other comprehensive loss	(90)	(77)
Accumulated deficit	(1,677)	(1,673)
Total deficit	(1,542)	(1,317)
Total liabilities and deficit	$3,510	$3,325

MOMENTIVE SPECIALTY CHEMICALS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
(In millions)	2013	2012
Cash flows (used in) provided by operating activities
Net loss	$(4)	$(16)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	38	38
Deferred tax (benefit) expense	(41)	5
Non-cash asset impairments and accelerated depreciation	—	29
Loss on extinguishment of debt	6	—
Unrealized foreign currency (gains) losses	(28)	15
Other non-cash adjustments	—	3
Net change in assets and liabilities:
Accounts receivable	(96)	(106)
Inventories	(67)	(65)
Accounts payable	94	135
Income taxes payable	4	(2)
Other assets, current and non-current	12	(1)
Other liabilities, current and long-term	49	(17)
Net cash (used in) provided by operating activities	(33)	18
Cash flows used in investing activities
Capital expenditures	(27)	(30)
(Purchases of) proceeds from the sale of debt securities, net	(1)	4
Change in restricted cash	15	—
Investment in unconsolidated affiliates, net	(14)	(2)
Net cash used in investing activities	(27)	(28)
Cash flows provided by (used in) financing activities
Net short-term debt borrowings (repayments)	1	(12)
Borrowings of long-term debt	1,125	450
Repayments of long-term debt	(1,034)	(463)
Long-term debt and credit facility financing fees	(34)	(12)
Capital contribution from parent	—	16
Common stock dividends paid	—	(1)
Net cash provided by (used in) financing activities	58	(22)
Effect of exchange rates on cash and cash equivalents	(2)	3
Decrease in cash and cash equivalents	(4)	(29)
Cash and cash equivalents (unrestricted) at beginning of period	401	416
Cash and cash equivalents (unrestricted) at end of period	$397	$387
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$44	$77
Income taxes, net of cash refunds	—	7
Non-cash financing activities:
Non-cash issuance of debt in exchange for loans of parent	$200	$—
Non-cash distribution declared to parent	208	—
Settlement of note receivable from parent	24	—